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                                                              EXHIBIT 99.B16



                         EXHIBIT OF PERFORMANCE CALCULATIONS

         This exhibit reflects the calculation of certain performance figures that appear under "Performance" in the Part B Statement of Additional
              Information ("Part B") of Kemper Growth Fund (the "Fund").

     A.   TOTAL RETURN.
     1. Formula. The total return performance of the Fund for a specified period equals the change in the value of a hypothetical $10,000 investment ("Initial Investment") from the beginning of the period to the end of the period. It is assumed that all dividends are reinvested. Total return may be computed either with or without adjustment for sales charge. It may be expressed either as a dollar value change or as a percentage change. Total return information is set forth in the Total Return Table that appears under "Performance" in the Part B.

     2. Performance Reflected. The representative total return calculations reflected in this Section A are for the Fund for the one-year period ended September 30, 1988.

     3. Unadjusted Total Return. The column labeled "Percentage Increase (unadjusted)" in the Total Return Table shows the total return of the Fund as a percentage change without adjustment for any sales charge. The percentage change in value of the Initial Investment for the period (i.e., the unadjusted total return) is calculated by determining the percentage increase in the net asset value per share ("NAV") of the Fund over the period and adjusting that for the dividends reinvested over the period. There were two dividends during the period. The percentage change is then calculated as follows:

                                     Shares X Ending NAV
                Percentage Change =  -------------------   - 1
                                       Beginning NAV

     Ending NAV = NAV on September 30, 1988 = $7.61/Share

     Beginning NAV = NAV on September 30, 1987 = $13.73/Share

     Shares = Number of shares at the end of the period assuming a one share investment at the beginning of the period and reinvestment of dividends. "Shares" is computed under the following formula.

                   DIV           DIV             DIV
                      1             2               n
                   ----          ----            -----
     Shares = (1 + RNAV ) X (1 + RNAV )...X (1 + RNAV )
                       1             2               n



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     DIV =     Dollar amount distributed for the nth dividend of the
        n period. n varies from 1 to 2 in the present example since there were 2 dividends distributed.

     RNAV =    NAV on the date that the nth dividend in the period was
         n     reinvested.  n varies from 1 to 2 in the present example.

     The following data is presented:

                    n                  DIV                 RNAV
                                           n                   n
                   ---           ------------           -------------
                    1            $3.42/Share            $6.71/Share
                    2             0.10                   7.12

                    $3.42             $0.10
     Shares = (1+------------) X (1+-----------) = 1.530891
                 $6.71/Share        $7.12/Share

                                   1.530891 x $7.61/Share
               Percentage Change = ---------------------- - 1 = 0.1515
                                          $13.73/Share

     The decimal return is converted to a percentage by multiplying by 100.

                                 -0.1515 x 100 = -15.15%

     The column labeled "Ending Value (unadjusted)" in the Total Return Table shows the total return of the Fund as a dollar value change without adjustment for any sales charge. The Ending Value (unadjusted) is equal to the Initial Investment ($10,000) plus the percentage change of such investment over the period (calculated as described above).

     $10,000 + (-15.15% of $10,000) = $10,000 + (-0.1515 x $10,000) = $8,485

     4. Adjusted Total Return. The column labeled "Percentage Increase (adjusted)" in the Total Return Table shows the total return of the Fund as a percentage change with adjustment for the maximum sales charge.

     The maximum sales charge for the Fund is 8.5% of the offering price. On the $10,000 Initial Investment, the 8.5% sales charge would equal $850.

          8.5% of $10,000 = 0.085 x $10,000 = $850

     The Initial Investment adjusted for the maximum sales charge ("adjusted Initial Investment") is calculated by deducting the sales charge from the Initial Investment.

               $10,000 - $850 = $9,150

     The column labeled "Ending Value (adjusted)" in the Total Return Table shows the total return of the Fund as a dollar value change with adjustment for the maximum sales charge. The Ending Value (adjusted) is equal to the adjusted Initial Investment plus the percentage change of such investment



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     over the period.  The percentage change over the period is calculated in
     Sub-section 3 above.

     $9,150 + (-15.15% of $9,150) = $9,150 + (-0.1515 x $9,150) = $7,764

     Percentage Increase (adjusted) equals the percentage change of the Ending Value (adjusted) from the Initial Investment.

                         $7,764
                         ------- - 1 = 0.7764 - 1 = -0.2236
                         $10,000

     The decimal return is converted to a percentage by multiplying by 100.

                              -0.2236 x 100 = -22.36%

     B.   AVERAGE ANNUAL TOTAL RETURN.
     1. Formula. The average annual total return of the Fund for a specific period is found by taking a hypothetical $1,000 investment ("Initial Investment") at the beginning of the period, adjusting for the maximum sales charge, and computing the redeemable value at the end of the period ("Redeemable Value"). The Redeemable Value is then divided by the Initial Investment, and this quotient is taken to the Nth root (N representing the number of years in the period) and 1 is subtracted from the result, which is then expressed as a percentage. Thus, the following formula applies:

                                         Redeemable Value   1/N
          Average Annual Total Return = (------------------)     - 1
                                         Initial Investment

     2. Performance Reflected. The representative average annual total return calculation reflected in this Section B is for the Fund for the period from September 30, 1978 to September 30, 1988.

     3. Calculation. The maximum sales charge for the Fund is 8.5% of the offering price. On the $1,000 Initial Investment, the 8.5% sales charge would equal $85.

               8.5% of $1,000 = 0.085 x $1,000 = $85

     The Initial Investment adjusted for the maximum sales charge ("adjusted Initial Investment") is calculated by deducting the sales charge from the Initial Investment.

                              $1,000 - $85 = $915

     The Redeemable Value is equal to the adjusted Initial Investment plus the percentage change in the value of such investment over the period. The percentage change over the period is calculated in the same manner as in Sub-section 3 of Section A above. The percentage change over the period is 329.02%.

     Redeemable Value = $915 + (392.02% of $915) = $915 + (3.2902 x $915) =
     $3,926



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     The period covered is from September 30, 1978 to September 30, 1988 or 10 years.

          N = number of years in the period = 10

     Using the formula provided above, average annual total return for the period may then be calculated.

     The Redeemable Value is divided by the Initial Investment.

                         ($3,926 / $1,000) = 3.926

     This quotient is taken to the Nth root.

                         The 10th root of 3.926 = 1.1465

     1 is subtracted from the result.

                              1.1465 - 1 = 0.1465

     The decimal return is converted to a percentage by multiplying by 100.

                              0.1465 x 100 = 14.65%